Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Outstanding Fourth Quarter and Full Year 2024 Results
Fourth Quarter 2024:
■General Insurance net premiums written (NPW) of $6.1 billion, an increase of 6% year-over-year on a reported basis, or 7% on a comparable basis*†
■Combined ratio was 92.5%; Accident year combined ratio, as adjusted* (AYCR) was 88.6%
■Net income per diluted share was $1.43, compared to $0.12 in the prior year quarter, which included Corebridge Financial, Inc.’s (Corebridge) consolidated results
■Adjusted after-tax income* (AATI) per diluted share was $1.30, an increase of 2% year-over-year, or 5% on a comparable basis†
■Returned approximately $2.1 billion of capital to shareholders in the fourth quarter through $1.8 billion of share repurchases and $244 million of dividends

Full Year 2024:
■Strong General Insurance NPW of $23.9 billion, a decrease of 11% year-over-year on a reported basis as a result of divestitures, or an increase of 6% on a comparable basis†
■Global Commercial NPW of $16.8 billion, a decrease of 14% year-over-year, or an increase of 7% on a comparable basis†, led by excellent growth in North America Commercial of 9%†
■Exceptional new business written in Global Commercial of $4.5 billion, growing 9% year-over-year
■Combined ratio was 91.8%; AYCR was 88.2%
■Net loss per diluted share was $2.17, compared to net income of $4.98 in the prior year, with the loss reflecting the accounting impact of the Corebridge deconsolidation
■AATI per diluted share was $4.95, an increase of 12% year-over-year, or 28% on a comparable basis†
■Executed $9.7 billion of capital management actions, including $6.6 billion of share repurchases, $1.0 billion of dividends, $1.6 billion of net debt reduction and $500 million of preferred stock redemption

NEW YORK, February 11, 2025 – American International Group, Inc. (NYSE: AIG) today reported financial results for the fourth quarter and full year ended December 31, 2024.

“2024 was an outstanding year of accomplishments for AIG in which we successfully executed multiple complex strategic and operational priorities, delivered outstanding financial results and created exceptional value for our clients and stakeholders. We strengthened the company’s capital structure, improved our financial performance, and achieved a historic milestone with the deconsolidation of Corebridge Financial, which enabled us to organize our business into three distinct operating segments,” said Peter Zaffino, AIG Chairman & Chief Executive Officer.

“Against the backdrop of an extremely challenging natural catastrophe environment, I want to acknowledge the devastating impact of the recent wildfires in California on the families, communities and businesses affected. Our local teams remain on the ground, providing critical expertise and support to our customers and partners – this is our Purpose. This tragic event serves as a stark reminder of the escalating risks and evolving complicated environment that we operate in. Though it is still too early to determine the full impact of the California wildfires, we estimate the net loss for AIG to be approximately $500 million, before reinstatement premiums.

“As a result of our steadfast commitment to prudently managing risk and volatility, we ended 2024 with excellent fourth quarter results, generating strong growth across our businesses with outstanding underwriting profitability.

“For the full year, adjusted after-tax income per diluted share was $4.95, a 12% increase year-over-year, or 28% on a comparable basis†. Underwriting income was nearly $2 billion, marking another year of exceptional underwriting results. This was reflected in a combined ratio that was below 92% for a third consecutive year and an accident year combined ratio, as adjusted that was again below 89%. Full year 2024 net premiums written increased 6% on a comparable basis† from the prior year. We continued to see momentum in Global Commercial, with net premiums written up 7%†, supported by very strong retention of 88% and record high new business of $4.5 billion.

“We made significant progress on our capital management strategy in 2024, reducing our debt by $1.6 billion while also returning $8.1 billion of capital to shareholders, including $6.6 billion of share repurchases, $1.0 billion of dividends and $500 million preferred stock redemption. We ended the year with a debt to total capital ratio of 17.0% and parent liquidity of $7.7 billion, supported by the $3.8 billion of proceeds from the sale of a 21.6% ownership stake in Corebridge to Nippon Life and other transactions that have reduced our ownership to 22.7%.

“We successfully launched our reinsurance Syndicate 2478 at Lloyd's through a multi-year strategic relationship with Blackstone. The syndicate began underwriting on January 1, 2025, and now serves as a key component of AIG’s reinsurance strategy, which includes enhancements to the underlying structures and terms of many of the reinsurance treaties we placed at January 1.

“While the early days of 2025 reflect increased global volatility and complexity, AIG has entered a new era, and we are moving forward with strong momentum on behalf of our colleagues, customers, partners and stakeholders. With our focus on disciplined capital management, sustained underwriting excellence and expense management, we are well on track to deliver 10% plus core operating return on equity for full year 2025.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† NPW on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the sale of Crop Risk Services (CRS) and the sale of Validus Re in 2023 and the sale of global personal travel and assistance business (AIG’s Travel business) in 2024, where applicable. AATI, Adjusted pre-tax income (APTI), underwriting income, net investment income and ratios on a comparable basis reflect year-over-year comparisons adjusted for the sale of CRS and the sale of Validus Re in 2023, where applicable. Refer to pages 19, 22 and 23 for more detail on selected financial measures.

FINANCIAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ and shares in millions, except per share amounts)	2023	2024	2023	2024
Income attributable to AIG common shareholders from continuing operations	$855	$947	$2,712	$2,678
Net income per diluted share attributable from continuing operations	$1.21	$1.51	$3.74	$4.07

Net income (loss) attributable to AIG common shareholders	$86	$898	$3,614	$(1,426)
Net income (loss) per diluted share attributable to AIG common shareholders	$0.12	$1.43	$4.98	$(2.17)

Net investment income	$909	$1,313	$3,446	$4,255
Net investment income, APTI basis	877	872	3,195	3,484

Adjusted pre-tax income (loss)	$1,208	$1,083	$4,321	$4,324
General Insurance	1,437	1,233	5,371	4,977
Other Operations	(229)	(150)	(1,050)	(653)

Adjusted after-tax income attributable to AIG common shareholders	$908	$817	$3,205	$3,254
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.28	$1.30	$4.42	$4.95

Weighted average common shares outstanding - diluted	708.0	627.2	725.2	657.3

Return on equity	0.8%	8.2%	8.6%	(3.2)%
Adjusted return on equity	6.5%	7.2%	5.6%	6.6%
Return on tangible equity	9.5%	8.2%	8.5%	8.1%
Core operating return on equity	10.3%	9.1%	9.6%	9.1%

Book value per share	$65.14	$70.16	$65.14	$70.16
Adjusted book value per share	$78.50	$73.79	$78.50	$73.79
Tangible book value per share	$59.60	$63.98	$59.60	$63.98
Core operating book value per share	$52.74	$61.75	$52.74	$61.75

Common shares outstanding (in millions)	688.8	606.1	688.8	606.1

For the fourth quarter of 2024, net income attributable to AIG common shareholders was $898 million, or $1.43 per diluted common share, compared to $86 million, or $0.12 per diluted common share, in the prior year quarter. The increase was mainly driven by higher net loss from discontinued operations in the prior year quarter.

AATI was $817 million, or $1.30 per diluted common share, for the fourth quarter of 2024, compared to $908 million, or $1.28 per diluted common share, in the prior year quarter, reflecting improved results in Other Operations, partially offset by the impact of the prior year divestitures and lower underwriting income in General Insurance.

Total net investment income for the fourth quarter of 2024 was $1.3 billion, an increase of 44% from $909 million in the prior year quarter, reflecting dividends received from Corebridge of $29 million and changes in Corebridge’s stock price and gain on sale of shares of $409 million during the quarter, higher income on alternative investments and lower investment expenses, partially offset by lower income from equity and fixed maturity securities and loans in addition to a reduction in invested assets due to the sale of Validus Re. Total net investment income on an APTI basis* was $872 million, mostly flat compared to the prior year quarter. In General Insurance, net investment income was down 2% from the prior year quarter, or was flat from the prior year quarter on a comparable basis.

In the fourth quarter of 2024, AIG returned approximately $2.1 billion to shareholders through $1.8 billion of common stock repurchases representing approximately 24 million shares, and $244 million of common stock dividends. AIG parent liquidity was $7.7 billion as of December 31, 2024.

For full year 2024, net loss attributable to AIG common shareholders was $1.4 billion, or $2.17 per diluted common share, compared to net income of $3.6 billion, or $4.98 per diluted common share, in the prior year. The decrease was primarily attributable to a reduction in net income from discontinued operations as a result of the change in accounting following the deconsolidation of Corebridge, as described below.

AATI was $3.3 billion, or $4.95 per diluted common share, for full year 2024, compared to $3.2 billion, or $4.42 per diluted common share, in the prior year, reflecting higher net investment income in General Insurance, improved results in Other Operations and higher General Insurance underlying underwriting income partially offset by higher catastrophe losses and the impact of prior year divestitures.

Book value per share was $70.16 as of December 31, 2024, a decrease of 1.8% from the previous quarter. Adjusted book value per share* was $73.79, a decrease of 0.1% from the previous quarter. Total debt to total capital ratio at December 31, 2024 was 17.0% and total debt to total adjusted capital* ratio was 16.3%.

On February 11, 2025, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.40 per share. The dividend is payable on March 31, 2025 to stockholders of record at the close of business on March 17, 2025.

Corebridge Financial, Inc. (Corebridge) accounting treatment after June 9, 2024: (i) AIG elected the fair value option and, after that date, reflects its retained interest in Corebridge as an equity method investment in other invested assets in AIG's Consolidated Balance Sheets using Corebridge’s stock price as its fair value, (ii) dividends received from Corebridge and changes in its stock price are recognized in net investment income in AIG’s Consolidated Financial Statements, and (iii) AIG’s adjusted pre-tax income includes Corebridge dividends and excludes changes in the fair value of Corebridge’s stock price and gain on sale of shares. The historical financial results of Corebridge, for all periods presented, are reflected in AIG’s Consolidated Financial Statements as discontinued operations in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) and are included in net income but not in AATI, a non-GAAP measure.

Realignment of Reportable Segments: In the fourth quarter 2024, AIG realigned its organizational structure and the composition of its reportable segments to reflect changes in how AIG manages its operations, specifically the level at which its chief operating decision makers regularly review operating results and allocate resources. AIG has three reportable segments: North America Commercial, International Commercial and Global Personal. General Insurance consists of our three reportable segments and the net investment income related to our insurance operations. Prior years’ presentations have been revised to conform to the new reportable segments.

GENERAL INSURANCE

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2023	2024	Change		2023	2024	Change
Gross premiums written	$7,631	$8,022	5%		$38,928	$35,701	(8)%
Net premiums written	$5,755	$6,077	6%		$26,719	$23,902	(11)%
Underwriting income (loss)	$642	$454	(29)%		$2,349	$1,917	(18)%

Net investment income	$795	$779	(2)%		$3,022	$3,060	1%
Adjusted pre-tax income	$1,437	$1,233	(14)%		$5,371	$4,977	(7)%

Underwriting ratios:
General Insurance (GI) CR	89.1	92.5	3.4	pts	90.6	91.8	1.2	pts
GI Loss ratio	56.5	59.7	3.2		58.9	59.8	0.9
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.1)	(5.5)	(3.4)		(4.3)	(5.0)	(0.7)
Prior year development, net of reinsurance and prior year premiums	0.9	1.6	0.7		1.4	1.4	—
GI Accident year loss ratio, as adjusted	55.3	55.8	0.5		56.0	56.2	0.2
GI Expense ratio	32.6	32.8	0.2		31.7	32.0	0.3
GI Accident year combined ratio, as adjusted	87.9	88.6	0.7	pts	87.7	88.2	0.5	pts

Comparable Basis†:
Net premiums written	$5,554	$5,954	7%		$21,941	$23,184	6%
General Insurance (GI) CR	89.2	92.5	3.3	pts	91.3	91.8	0.5	pts
GI Accident year combined ratio, as adjusted	88.3	88.6	0.3	pts	88.6	88.2	(0.4)	pts
•Fourth quarter NPW of $6.1 billion increased 6% from the prior year quarter on a reported basis, or 7% on a comparable basis†, which was driven by 8%† growth in Global Commercial and 5%† growth in Global Personal Insurance.
•Fourth quarter underwriting income was $454 million, a 29% decrease from the prior year quarter, or 26% on a comparable basis†, due principally to higher catastrophe charges.
•Fourth quarter total catastrophe-related charges were $325 million, representing 5.5 loss ratio points, of which $301 million was in North America Commercial including losses from Hurricane Milton and adjustments for prior quarters events, largely from Hurricane Helene.
•Fourth quarter favorable PYD, net of reinsurance and prior year premiums, was $82 million, representing a 1.6 point loss ratio benefit. The favorable PYD was largely driven by favorable development on U.S. Property, Canadian Casualty and Global Personal Insurance along with the amortization benefit related to adverse development cover.
•Fourth quarter combined ratio was 92.5%, compared to 89.1% in the prior year quarter, or 89.2% on a comparable basis†. The AYCR was 88.6%, compared to 87.9% in the prior year quarter, or 88.3% on a comparable basis†.
•In the fourth quarter, General Insurance APTI* of $1.2 billion decreased 14% from the prior year quarter, or 12% on a comparable basis†, primarily driven by lower underwriting income.
•Full year 2024 General Insurance NPW of $23.9 billion decreased 11% from the prior year on a reported basis, but increased 6% on a comparable basis†, primarily driven by 7%† growth in Global Commercial.
•Full year combined ratio was 91.8%, compared to 90.6% in the prior year, or 91.3% on a comparable basis†. The AYCR was 88.2%, compared to 87.7% in the prior year, or 88.6% on a comparable basis†.

GENERAL INSURANCE - NORTH AMERICA COMMERCIAL

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2023	2024	Change		2023	2024	Change
Net premiums written	$2,111	$2,224	5%		$11,432	$8,452	(26)%
Underwriting income (loss)	$329	$25	(92)%		$1,355	$548	(60)%

Underwriting ratios:
CR	85.1	98.8	13.7	pts	86.8	93.3	6.5	pts
AYCR, as adjusted	84.3	84.6	0.3	pts	84.6	85.1	0.5	pts

Comparable Basis†:
Net premiums written	$2,039	$2,224	9%		$7,724	$8,452	9%
CR	84.4	98.8	14.4	pts	87.1	93.3	6.2	pts
AYCR, as adjusted	84.2	84.6	0.4	pts	85.6	85.1	(0.5)	pts

•Fourth quarter NPW of $2.2 billion increased 5% from the prior year quarter, or 9% on a comparable basis†. The growth was led by Casualty and Lexington Insurance, benefiting from robust new business production, which increased 17% year-over-year, strong retention and continued positive rate trends.
•Fourth quarter combined ratio was 98.8%, compared to 85.1% in the prior year quarter, or 84.4% on a comparable basis†. The increase was mainly due to higher catastrophe charges predominantly from Hurricane Milton and adjustments from prior quarters events, largely from Hurricane Helene, as well as unfavorable PYD, net of reinsurance, compared to favorable development in the prior year quarter. The AYCR was 84.6%, compared to 84.3% in the prior year quarter, or 84.2% on a comparable basis†.
•Full year North America Commercial NPW of $8.5 billion decreased 26% from the prior year on a reported basis, but increased 9% on a comparable basis†, primarily driven by growth in Casualty and Lexington.
•Full year combined ratio was 93.3%, compared to 86.8% in the prior year, or 87.1% on a comparable basis†. The increase is primarily due to higher loss ratio, partially offset by improvement in expense ratio. The AYCR was 85.1%, compared to 84.6% in the prior year, or 85.6% on a comparable basis†.

GENERAL INSURANCE - INTERNATIONAL COMMERCIAL

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2023	2024	Change		2023	2024	Change
Net premiums written	$1,911	$2,089	9%		$8,168	$8,364	2%
Underwriting income (loss)	$292	$347	19%		$1,002	$1,227	22%

Underwriting ratios:
CR	85.5	83.1	(2.4)	pts	87.4	84.9	(2.5)	pts
AYCR, as adjusted	80.3	83.6	3.3	pts	81.7	83.0	1.3	pts

Comparable Basis†:
Net premiums written	$1,946	$2,089	7%		$8,056	$8,364	4%
CR	85.7	83.1	(2.6)	pts	87.4	84.9	(2.5)	pts
AYCR, as adjusted	80.7	83.6	2.9	pts	81.9	83.0	1.1	pts
•Fourth quarter NPW of $2.1 billion increased 9% from the prior year quarter, or 7% on a comparable basis†, attributable to growth in Global Specialty and Property, primarily driven by strong new business production and retention.
•Fourth quarter combined ratio was 83.1%, compared to 85.5% in the prior year quarter. The AYCR was 83.6%, compared to 80.3% in the prior year quarter.
•Full year International Commercial NPW of $8.4 billion increased 2% from the prior year, or 4% on a comparable basis†, primarily attributable to growth in Global Specialty and Property.
•Full year combined ratio was 84.9%, compared to 87.4% in the prior year. The improvement was attributable to continued excellent AYCR underwriting results, lower catastrophe losses and favorable PYD, compared to unfavorable PYD in the prior year. The AYCR was 83.0%, compared to 81.7% in the prior year, and the increase was mainly due to higher expense ratio.

GENERAL INSURANCE - GLOBAL PERSONAL

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2023	2024	Change			2023	2024	Change
Net premiums written	$1,733	$1,764	2%			$7,119	$7,086	—%
Underwriting income (loss)	$21	$82	290%		$	$(8)	$142	NM	%

Underwriting ratios:
CR	98.8	95.4	(3.4)	pts		100.1	98.0	(2.1)	pts
AYCR, as adjusted	101.8	98.7	(3.1)	pts		99.3	97.6	(1.7)	pts

Comparable Basis†:
Net premiums written	$1,569	$1,641	5%			$6,161	$6,368	3%
•Fourth quarter NPW of $1.8 billion increased 2% from the prior year quarter, or 5% on a comparable basis†, driven by growth in High Net Worth and Auto, partially offset by lower production in Warranty.
•Fourth quarter combined ratio was 95.4%, compared to 98.8% in the prior year quarter. The AYCR was 98.7%, compared to 101.8% in the prior year quarter.
•Full year Global Personal Insurance NPW of $7.1 billion was almost flat compared to the prior year, but increased 3% on a comparable basis†.
•Full year combined ratio was 98.0%, compared to 100.1% in the prior year. The AYCR was 97.6%, compared to 99.3% in the prior year.

In the fourth quarter of 2024, AIG realigned its organizational structure and began excluding the net results of run-off businesses previously reported in Other Operations from APTI. Historical results have been recast to reflect these changes.

OTHER OPERATIONS

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	2023	2024	Change	2023	2024	Change
Net investment income and other	$75	$99	32%	$190	$434	128%
Corporate and other general operating expenses	(179)	(137)	23	(698)	(623)	11
Amortization of intangible assets	(5)	(5)	—	(27)	(18)	33
Interest expense	(119)	(109)	8	(498)	(445)	11
Adjusted pre-tax loss before consolidation and eliminations	$(228)	$(152)	33	$(1,033)	$(652)	37
Total consolidation and eliminations	(1)	2	NM	(17)	(1)	94
Adjusted pre-tax loss	$(229)	$(150)	34%	$(1,050)	$(653)	38%

•Other Operations has been further simplified and predominantly consists of Net Investment Income from our AIG Parent liquidity portfolio, Corebridge dividend income, corporate General operating expenses (GOE), and Interest expense.
•Net investment income and other in the fourth quarter increased $24 million from the prior year quarter due to dividend income received from Corebridge in the fourth quarter of 2024.
•Corporate and other GOE improved $42 million from the prior year quarter, reflecting portions of benefits from the savings of AIG Next and incremental GOE expenses being transferred into General Insurance.
•Interest expense decreased $10 million from the prior year quarter, primarily driven by debt reduction.
•Net investment income and other for full year increased $244 million from the prior year, due to dividend income received from Corebridge starting in the second quarter of 2024 and higher income on parent short-term investments.
•Corporate and other GOE improved $75 million from the prior year, reflecting portions of the benefits from the savings of AIG Next and incremental GOE expense being transferred into General Insurance.
•Interest expense decreased $53 million from the prior year, primarily driven by interest savings from debt repurchases.

CONFERENCE CALL
AIG will host a conference call tomorrow, Wednesday, February 12, 2025 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Cautionary Statement Regarding Forward-Looking Information and Factors That May Affect Future Results
Certain statements in this press release and other publicly available documents may include, and members of management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause actual results to differ, possibly materially, from those in specific projections, targets, goals, plans, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which we operate in the U.S. and globally, including financial market conditions, macroeconomic trends, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, and an economic slowdown or recession and geopolitical events or conflicts;
•the occurrence of catastrophic events, both natural and man-made, which may be exacerbated by the effects of climate change;
•disruptions in the availability or accessibility of our or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches or infrastructure vulnerabilities;
•our ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•the effects of changes in laws and regulations, including those relating to privacy, data protection, cybersecurity and AI, and the regulation of insurance, in the U.S. and other countries in which we operate;
•our ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•concentrations in our investment portfolios, including our continuing equity market exposure to Corebridge Financial, Inc. (Corebridge);
•our reliance on third-party investment managers;
•changes in the valuation of our investments;
•our reliance on third parties to provide certain business and administrative services;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•our ability to adequately assess risk and estimate related losses as well as the effectiveness of our enterprise risk management policies and procedures;

•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•concentrations of our insurance, reinsurance and other risk exposures;
•nonperformance or defaults by counterparties;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to our credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•our ability to address evolving global stakeholder expectations and regulatory requirements with respect to environmental, social and governance matters;
•the effects of sanctions and the failure to comply with those sanctions;
•our ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•changes to sources of or access to liquidity;
•changes in accounting principles and financial reporting requirements or their applicability to us;
•changes to tax laws in the U.S. and other countries in which we operate;
•the outcome of significant legal, regulatory or governmental proceedings;
•our ability to effectively execute on sustainability targets and standards;
•the impact of epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in:
•Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Annual Report on Form 10-K for the year ended December 31, 2024 (which will be filed with the Securities and Exchange Commission (SEC)); and
•our other filings with the SEC.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.
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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Fourth Quarter 2024 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per share, excluding investments related cumulative unrealized gains and losses recorded in Accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI) (Adjusted book value per share) is used to show the amount of our net worth on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. Adjusted book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI (AIG adjusted common shareholders' equity) by total common shares outstanding.
Book Value per share, excluding Goodwill, Value of business acquired (VOBA), Value of distribution channel acquired (VODA) and Other intangible assets (Tangible book value per share) is used to provide a useful measure of the realizable shareholder value on a per share basis. Tangible book value per share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets (AIG tangible common shareholders’ equity) by total common shares outstanding.
Book value per share, excluding Investments AOCI, deferred tax assets (DTA) and AIG’s ownership interest in Corebridge (Core operating book value per share) is used to show the amount of our net worth on a per share basis after eliminating Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs), corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. Core operating book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity) by total common shares outstanding.
Total debt and preferred stock to total adjusted capital ratio is used to show the AIG’s debt leverage adjusted for Investments AOCI and is derived by dividing total debt and preferred stock by total capital excluding Investments AOCI (Total adjusted capital). We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

Return on equity – Adjusted after-tax income excluding Investments AOCI (Adjusted return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI. We believe this measure is useful to investors because it eliminates the fair value of investments which can fluctuate significantly from period to period due to changes in market conditions. Adjusted return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG adjusted common shareholders’ equity.
Return on Equity – Adjusted After-tax Income, Excluding Goodwill, VOBA, VODA and Other Intangible assets (Return on tangible equity) is used to show the return on AIG tangible common shareholder’s equity, which we believe is a useful measure of realizable shareholder value. We exclude Goodwill, VOBA, VODA and Other intangible assets from AIG common shareholders’ equity to derive AIG tangible common shareholders’ equity. Return on AIG tangible common equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG tangible common shareholders' equity.
Return on equity – Adjusted after-tax income excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (Core operating return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to NOLs, CAMTCs and FTCs that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. We believe this metric will provide investors with greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG core operating shareholders’ equity.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax:
•changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares;
•net investment income on Fortitude Re funds withheld assets;
•net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•net results of businesses in run-off;
•pension expense related to lump sum payments to former employees;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock and preferred stock redemption premiums, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.
See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.
Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.
Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.
Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.
Results from discontinued operations, including Corebridge, are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended December 31,
	2023				2024
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(a)	Tax	Pre-tax	Charge	Interests(a)	Tax
Pre-tax income/net income (loss), including noncontrolling interests	$479	$(383)	$—	$(473)	$1,546	$599	$—	$901
Noncontrolling interests(a)	—	—	566	566	—	—	(3)	(3)
Pre-tax income/net income attributable to AIG	479	(383)	566	93	1,546	599	(3)	898
Dividends on preferred stock and preferred stock redemption premiums				7				—
Net income attributable to AIG common shareholders				86				898
Adjustments:
Changes in uncertain tax positions and other tax adjustments		1	—	(1)		(247)	—	247
Deferred income tax valuation allowance releases(b)		416	—	(416)		15	—	(15)
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	40	8	—	32	(414)	(87)	—	(327)
(Gain) loss on extinguishment of debt and preferred stock redemption premiums	(58)	(12)	—	(46)	13	3	—	10
Net investment income on Fortitude Re funds withheld assets	(74)	(16)	—	(58)	(21)	(4)	—	(17)
Net realized losses on Fortitude Re funds withheld assets	7	2	—	5	1	—	—	1
Net realized gains on Fortitude Re funds withheld embedded derivative	248	52	—	196	(83)	(17)	—	(66)
Net realized losses(c)	170	(3)	—	173	194	67	—	127
Loss from discontinued operations				1,335				46
Net (gain) loss on divestitures and other	118	168	—	(50)	(522)	(140)	—	(382)
Non-operating litigation reserves and settlements	1	—	—	1	—	—	—	—
Unfavorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	50	11	—	39	39	8	—	31
Net loss reserve discount charge	110	23	—	87	95	20	—	75
Net results of businesses in run-off(d)	17	4	—	13	115	24	—	91
Pension expense related to lump sum payments to former employees	9	2	—	7	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	(4)	(1)	—	(3)	2	—	—	2
Restructuring and other costs	92	20	—	72	115	24	—	91
Non-recurring costs related to regulatory or accounting changes	3	1	—	2	3	1	—	2
Noncontrolling interests(a)			(566)	(566)			3	3
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,208	$293	$—	$908	$1,083	$266	$—	$817

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Twelve Months Ended December 31,
	2023				2024
		Total Tax	Non-			Total Tax	Non-
		(Benefits)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(a)	Tax	Pre-tax	Charge	Interests(a)	Tax
Pre-tax income/net income (loss), including noncontrolling interests	$2,867	$126	$—	$3,878	$3,870	$1,170	$—	$(926)
Noncontrolling interests(a)	—	—	(235)	(235)	—	—	(478)	(478)
Pre-tax income/net income (loss) attributable to AIG	2,867	126	(235)	3,643	3,870	1,170	(478)	(1,404)
Dividends on preferred stock and preferred stock redemption premiums				29				22
Net income (loss) attributable to AIG common shareholders				3,614				(1,426)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	—	176	—	(176)	—	(239)	—	239
Deferred income tax valuation allowance releases(b)	—	365	—	(365)	—	30	—	(30)
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	(53)	(11)	—	(42)	(586)	(123)	—	(463)
(Gain) loss on extinguishment of debt and preferred stock redemption premiums	(37)	(8)	—	(29)	14	3	—	26
Net investment income on Fortitude Re funds withheld assets	(180)	(38)	—	(142)	(144)	(30)	—	(114)
Net realized losses on Fortitude Re funds withheld assets	71	15	—	56	39	8	—	31
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	273	57	—	216	75	16	—	59
Net realized losses(c)	743	128	—	615	428	95	—	333
(Income) loss from discontinued operations				(1,137)				3,626
Net (gain) loss on divestitures and other	29	149	—	(120)	(616)	(128)	—	(488)
Non-operating litigation reserves and settlements	1	—	—	1	—	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(62)	(13)	—	(49)	105	22	—	83
Net loss reserve discount charge	195	41	—	154	226	47	—	179
Net results of businesses in run-off(d)	31	7	—	24	111	24	—	87
Pension expense related to lump sum payments to former employees	71	15	—	56	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	6	1	—	5	39	8	—	31
Restructuring and other costs(e)	356	75	—	281	745	156	—	589
Non-recurring costs related to regulatory or accounting changes	22	5	—	17	18	4	—	14
Net impact from elimination of international reporting lag(f)	(12)	(3)	—	(9)	—	—	—	—
Noncontrolling interests(a)			235	235			478	478
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$4,321	$1,087	$—	$3,205	$4,324	$1,063	$—	$3,254
(a)Noncontrolling interest primarily relates to Corebridge and is the portion of Corebridge earnings that AIG did not own. Corebridge is consolidated until June 9, 2024. The historical results of Corebridge owned by AIG are reflected in the Income (loss) from discontinued operations, net of income taxes.
(b)The year ended December 31, 2023 includes a valuation allowance release related to a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as valuation allowance changes in certain foreign jurisdictions.
(c)Includes all Net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(d)In the fourth quarter of 2024, AIG realigned and began excluding the net results of run-off businesses previously reported in Other Operations from Adjusted pre-tax income. Historical results have been recast to reflect these changes.
(e)In the twelve months ended December 31, 2024, restructuring and other costs increased primarily as a result of employee-related costs, including severance, and real estate impairment charges.
(f)Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of General Insurance and Other Operations Net Investment Income and Other and Adjusted Pre-tax Income
	Three Months Ended December 31,
	2023				2024
	General Insurance		Other Operations		General Insurance		Other Operations
	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)	$796	$854	$117	$(375)	$815	$1,469	$503	$77
Consolidation and Eliminations	—	—	(7)	—	—	—	(1)	—
Other income (expense) - net	(11)	—	5	—	—	—	2	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	9	9	31	31	(35)	(35)	(379)	(379)
(Gain) loss on extinguishment of debt	—	—	—	(58)	—	—	—	13
Net investment income on Fortitude Re funds withheld assets	—	—	(74)	(74)	(1)	(1)	(20)	(20)
Net realized losses on Fortitude Re funds withheld assets	—	(1)	—	8	—	7	—	(6)
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	—	—	—	248	—	—	—	(83)
Net realized (gains) losses	1	205	5	(35)	—	113	(2)	81
Net loss (gain) on divestitures and other	—	118	—	—	—	(517)	—	(5)
Non-operating litigation reserves and settlements	—	—	—	1	—	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	48	—	2	—	(11)	—	50
Net loss reserve discount (benefit) charge	—	110	—	—	—	95	—	—
Net results of businesses in run-off	—	—	(2)	17	—	—	(4)	115
Pension expense related to lump sum payments to former employees	—	6	—	3	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	—	1	—	(5)	—	—	—	2
Restructuring and other costs	—	84	—	8	—	110	—	5
Non-recurring costs related to regulatory or accounting changes	—	3	—	—	—	3	—	—
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$795	$1,437	$75	$(229)	$779	$1,233	$99	$(150)

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of General Insurance and Other Operations Net Investment Income and Other and Adjusted Pre-tax Income
	Twelve Months Ended December 31,
	2023				2024
	General Insurance		Other Operations		General Insurance		Other Operations
	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)	$3,150	$4,308	$302	$(1,441)	$3,215	$4,474	$1,047	$(604)
Consolidation and Eliminations	—	—	13	—	—	—	—	—
Other income (expense) - net	(49)	—	39	—	(31)	—	18	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	(84)	(84)	31	31	(73)	(73)	(513)	(513)
(Gain) loss on extinguishment of debt	—	—	—	(37)	—	—	—	14
Net investment income on Fortitude Re funds withheld assets	(4)	(4)	(176)	(176)	(44)	(44)	(100)	(100)
Net realized losses on Fortitude Re funds withheld assets	—	1	—	70	—	8	—	31
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	—	(18)	—	291	—	—	—	75
Net realized (gains) losses	10	731	2	12	(7)	330	(1)	98
Net loss (gain) on divestitures and other	—	18	—	11	—	(522)	—	(94)
Non-operating litigation reserves and settlements	—	—	—	1	—	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	(42)	—	(20)	—	101	—	4
Net loss reserve discount (benefit) charge	—	195	—	—	—	226	—	—
Net results of businesses in run-off	—	—	(21)	31	—	—	(17)	111
Pension expense related to lump sum payments to former employees	—	60	—	11	—	—	—	—
Integration and transaction costs associated with acquiring or divesting businesses	—	1	—	5	—	—	—	39
Restructuring and other costs	—	195	—	161	—	459	—	286
Non-recurring costs related to regulatory or accounting changes	—	22	—	—	—	18	—	—
Net impact from elimination of international reporting lag	(1)	(12)	—	—	—	—	—	—
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$3,022	$5,371	$190	$(1,050)	$3,060	$4,977	$434	$(653)

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended December 31,			Twelve Months Ended December 31,
Earnings per common share:	2023	2024	% Inc. (Dec.)	2023	2024	% Inc. (Dec.)
Basic
Income from continuing operations	$1.22	$1.53	25.4%	$3.77	$4.11	9.0%
Income (loss) from discontinued operations	(1.10)	(0.08)	92.7	1.25	(6.30)	NM
Net income (loss) attributable to AIG common shareholders	$0.12	$1.45	NM	$5.02	$(2.19)	NM
Diluted
Income from continuing operations	$1.21	$1.51	24.8	$3.74	$4.07	8.8
Income (loss) from discontinued operations	(1.09)	(0.08)	92.7	1.24	(6.24)	NM
Net income (loss) attributable to AIG common shareholders	$0.12	$1.43	NM	$4.98	$(2.17)	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.28	$1.30	1.6%	$4.42	$4.95	12.0%
Weighted average shares outstanding:
Basic	701.5	620.9		719.5	651.4
Diluted	708.0	627.2		725.2	657.3

Reconciliation of Adjusted After-tax Income, Comparable Basis
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024
Adjusted after-tax income attributable to AIG common shareholders, as reported	$908	$817	$3,205	$3,254
Validus Re and Crop Risk Services	(33)	—	(404)	—
Adjusted after-tax income attributable to AIG common shareholders, comparable basis	875	817	2,801	3,254
Adjusted after-tax income attributable to AIG common shareholders per diluted share, comparable basis	1.24	1.30	3.86	4.95

Reconciliation of Net Investment Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2024	2023	2024
Net Investment Income per Consolidated Statements of Operations	$909	$1,313	$3,446	$4,255
Changes in the fair values of equity securities and AIG's investment in Corebridge	40	(414)	(53)	(586)
Net investment income on Fortitude Re funds withheld assets	(74)	(21)	(180)	(144)
Net realized gains (losses) related to economic hedges and other	4	(2)	4	(24)
Net investment income of businesses in run-off	(2)	(4)	(21)	(17)
Net impact from elimination of International reporting lag	—	—	(1)	—
Total Net Investment Income - APTI Basis	$877	$872	$3,195	$3,484

General Insurance Net Investment Income, APTI basis	$795	$779
Validus Re	(11)	—
General Insurance Net Investment Income, APTI basis, comparable basis	$784	$779

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Share
As of period end:	December 31, 2023	September 30, 2024	December 31, 2024
Total AIG shareholders' equity	$45,351	$45,039	$42,521
Less: Preferred equity	485	—	—
Total AIG common shareholders' equity (a)	44,866	45,039	42,521

Less: Investments AOCI	(10,994)	(2,074)	(2,872)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(1,791)	(531)	(667)
Subtotal Investments AOCI	(9,203)	(1,543)	(2,205)
Total adjusted common shareholders' equity (b)	$54,069	$46,582	$44,726

Less: Intangible assets:
Goodwill	3,422	3,453	3,373
Value of distribution channel acquired	145	132	127
Other intangibles	249	249	243
Total intangible assets	3,816	3,834	3,743
AIG tangible common shareholders' equity (c)	$41,050	$41,205	$38,778

Less: AIG's ownership interest in Corebridge	6,738	8,143	3,810
Less: Investments related AOCI - AIG	(3,084)	(2,074)	(2,872)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets - AIG	(573)	(531)	(667)
Subtotal Investments AOCI - AIG	(2,511)	(1,543)	(2,205)
Less: Deferred tax assets	4,313	3,975	3,489
AIG core operating shareholders' equity (d)	$36,326	$34,464	$37,427
Total common shares outstanding (e)	688.8	630.3	606.1

As of period end:	December 31, 2023	% Inc. (Dec.)	September 30, 2024	% Inc. (Dec.)	December 31, 2024
Book value per share (a÷e)	$65.14	7.7%	$71.46	(1.8)%	$70.16
Adjusted book value per share (b÷e)	78.50	(6.0)	73.90	(0.1)	73.79
Tangible book value per share (c÷e)	59.60	7.3	65.37	(2.1)	63.98
Core operating book value per share (d÷e)	52.74	17.1	54.68	12.9	61.75

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Equity
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$344	$3,592	$3,614	$(1,426)
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,632	$3,268	$3,205	$3,254

Average AIG adjusted common shareholders' equity
Average AIG Common Shareholders' equity (c)	$42,183	$43,780	$41,930	$44,051
Less: Average investments AOCI	(13,501)	(1,874)	(14,836)	(5,132)
Average adjusted common shareholders' equity (d)	$55,684	$45,654	$56,766	$49,183

Average AIG tangible common shareholders' equity
Average AIG Common Shareholders' equity	$42,183	$43,780	$41,930	$44,051
Less: Average intangibles	3,800	3,789	4,070	3,797
Average AIG tangible common shareholders' equity (e)	$38,383	$39,991	$37,860	$40,254

Average AIG core operating shareholders' equity
Average AIG common shareholders' equity	$42,183	$43,780	$41,930	$44,051
Less: Average AIG's ownership interest in Corebridge	6,284	5,977	7,376	6,770
Less: Average investments AOCI - AIG	(3,642)	(1,874)	(3,254)	(2,351)
Less: Average deferred tax assets	4,144	3,732	4,322	3,998
Average AIG core operating shareholders' equity (f)	$35,397	$35,945	$33,486	$35,634

ROE (a÷c)	0.8%	8.2%	8.6%	(3.2)%
Adjusted return on equity (b÷d)	6.5%	7.2%	5.6%	6.6%
Return on tangible equity (b÷e)	9.5%	8.2%	8.5%	8.1%
Core operating ROE (b÷f)	10.3%	9.1%	9.6%	9.1%

Reconciliation of Total Debt to Total Capital
Three Months Ended
December 31, 2024
Total financial and hybrid debt	$8,726

Total capital	$51,276
Less non-redeemable noncontrolling interests	29
Less Investments AOCI	(2,205)
Total adjusted capital	$53,452

Hybrid - debt securities / Total capital	1.2%
Financial debt / Total capital	15.8
Total debt / Total capital	17.0%
Total debt / Total adjusted capital	16.3%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of General Insurance Underwriting Income
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024
Underwriting income, as reported	$642	$454	$2,349	$1,917
Validus Re and CRS impact	(32)	—	(411)	—
Underwriting income, comparable basis	$610	$454	$1,938	$1,917

Reconciliation of General Insurance Adjusted Pre-tax Income
	Three Months Ended December 31,
	2023	2024
Adjusted Pre-tax income, as reported	$1,437	$1,233
Validus Re	(43)	—
Adjusted Pre-tax income, comparable basis	$1,394	$1,233

Reconciliation of Net Premiums Written - Comparable Basis
	Three Months Ended December 31,
		North
	General	America	International	Global	Global
2024	Insurance	Commercial	Commercial	Personal	Commercial
Net premiums written as reported in U.S. dollars	$6,077	$2,224	$2,089	$1,764	$4,313
Validus Re, CRS and AIG's Travel business impact	(123)	—	—	(123)	—
Net premiums written on comparable basis	$5,954	$2,224	$2,089	$1,641	$4,313

2023
Net premiums written as reported in U.S. dollars	$5,755	$2,111	$1,911	$1,733	$4,022
Foreign exchange effect	35	—	25	10	25
Validus Re, CRS and AIG's Travel business impact	(236)	(72)	10	(174)	(62)
Net premiums written on comparable basis	$5,554	$2,039	$1,946	$1,569	$3,985

	Twelve Months Ended December 31,
		North
	General	America	International	Global	Global
2024	Insurance	Commercial	Commercial	Personal	Commercial
Net premiums written as reported in U.S. dollars	$23,902	$8,452	$8,364	$7,086	$16,816
Validus Re, CRS and AIG's Travel business impact	(718)	—	—	(718)	—
Net premiums written on comparable basis	$23,184	$8,452	$8,364	$6,368	$16,816

2023
Net premiums written as reported in U.S. dollars	$26,719	$11,432	$8,168	$7,119	$19,600
Foreign exchange effect	(216)	—	(17)	(199)	(17)
Validus Re, CRS and AIG's Travel business impact	(4,562)	(3,708)	(95)	(759)	(3,803)
Net premiums written on comparable basis	$21,941	$7,724	$8,056	$6,161	$15,780

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024
Total General Insurance
Combined ratio	89.1	92.5	90.6	91.8
Catastrophe losses and reinstatement premiums	(2.1)	(5.5)	(4.3)	(5.0)
Prior year development, net of reinsurance and prior year premiums	0.9	1.6	1.4	1.4
Accident year combined ratio, as adjusted	87.9	88.6	87.7	88.2
Validus Re and CRS impact	0.4	—	0.9	—
Accident year combined ratio, as adjusted, comparable basis	88.3	88.6	88.6	88.2

Combined ratio	89.1	92.5	90.6	91.8
Validus Re and CRS impact	0.1	—	0.7	—
Combined ratio, comparable basis	89.2	92.5	91.3	91.8

North America Commercial
Combined ratio	85.1	98.8	86.8	93.3
Catastrophe losses and reinstatement premiums	(1.7)	(14.1)	(5.9)	(9.7)
Prior year development, net of reinsurance and prior year premiums	0.9	(0.1)	3.7	1.5
Accident year combined ratio, as adjusted	84.3	84.6	84.6	85.1
Validus Re and CRS impact	(0.1)	—	1.0	—
Accident year combined ratio, as adjusted, comparable basis	84.2	84.6	85.6	85.1

Combined ratio	85.1	98.8	86.8	93.3
Validus Re and CRS impact	(0.7)	—	0.3	—
Combined ratio, comparable basis	84.4	98.8	87.1	93.3

International Commercial
Combined ratio	85.5	83.1	87.4	84.9
Catastrophe losses and reinstatement premiums	(3.0)	(0.1)	(3.9)	(2.9)
Prior year development, net of reinsurance and prior year premiums	(2.2)	0.6	(1.8)	1.0
Accident year combined ratio, as adjusted	80.3	83.6	81.7	83.0
Validus Re impact	0.4	—	0.2	—
Accident year combined ratio, as adjusted, comparable basis	80.7	83.6	81.9	83.0

Combined ratio	85.5	83.1	87.4	84.9
Validus Re impact	0.2	—	—	—
Combined ratio, comparable basis	85.7	83.1	87.4	84.9

Global Personal
Combined ratio	98.8	95.4	100.1	98.0
Catastrophe losses and reinstatement premiums	(1.5)	(1.2)	(2.6)	(2.0)
Prior year development, net of reinsurance and prior year premiums	4.5	4.5	1.8	1.6
Accident year combined ratio, as adjusted	101.8	98.7	99.3	97.6